Exhibit 99.1

Horsehead Holding Corp. Reports Third Quarter 2014 Results

PITTSBURGH--(BUSINESS WIRE)--November 10, 2014--Horsehead Holding Corp. (Nasdaq:ZINC) reported a consolidated net loss of $7.0 million, or $(0.14) per diluted share, for the third quarter of 2014 compared to a consolidated net loss of $3.5 million, or $(0.08) per diluted share, for the third quarter of 2013. Results for the quarter, adjusted to exclude non-cash adjustments associated with hedges, was a loss of $7.5 million, or $(0.15) per diluted share, compared to a consolidated net loss on the same basis of $2.7 million for the third quarter of 2013, or $(0.06) per diluted share.

“As previously discussed in our most recent update, the third quarter results were affected by the start-up of the Mooresboro, NC facility. During this first full quarter of operation at Mooresboro, we experienced production interruptions due to equipment adjustments and repairs and incurred additional start-up related operating expenses. We are pleased that since that time we have made progress in the ramp-up of Mooresboro. Additionally, the adverse financial results of the Mooresboro startup were partially offset by strong performance from Zochem and INMETCO and by the sale of zinc calcine from our recycling operations” said Jim Hensler, President and Chief Executive Officer.

Mooresboro Status

“Our primary focus during the quarter was the ramp-up of the Mooresboro facility. The facility has met our expectations in terms of being able to produce Special High Grade (SHG) quality zinc from the waelz oxide produced by our EAF dust recycling plants. We have sold over 9,000 tons of Mooresboro SHG and High Grade zinc since start-up to a variety of galvanizers and alloyers in a wide range of applications, with positive customer reaction.”

“Following the unplanned shutdown of the facility at the start of the third quarter due to a corrosion issue which was resolved by upgrading the materials of construction of the affected mixing impellers, we have operated continuously for over three months although we have experienced intermittent disruptions of and bottlenecks in production output as we have attempted to ramp-up the facility. The primary bottleneck thus far has been with solids/liquid separation at the front end of the process. This is conventional technology used extensively in hydrometallurgical and mining applications, so we anticipate that this issue will be resolved. We have made progress through better control of the process and by minor equipment modifications. If additional equipment modifications or additions are required to fully resolve the issue we have identified, we do not believe the cost would be material. Several improvements have been implemented which have allowed us to continue ramping up production. During the third quarter of 2014, we averaged 60 tons per day (tpd) of zinc plated in the cell house. During the first 24 days of October while we were in the process of implementing several process improvements, we averaged 87 tpd. During the last week of October through the first week of November we began ramping up production to an average of 160 tpd with a further increase to 205 tpd from November 5th through the 8th. To put these figures into perspective, we estimate that the production rate needed for expected revenues at current prices to cover the plant’s operating cost and cash interest expense is approximately 230 tons shipped per day and the original design capacity, which we expect to achieve, is 427 tpd. We have not identified any insurmountable technical or operational obstacles that materially challenge the value proposition of this project; however, issues such as solids removal described above have slowed the rate of our ramp-up and delayed the realization of these benefits.

“We started introducing feed into the lead-silver recovery circuit during the third quarter, but we reallocated resources to focus on debottlenecking the zinc production operations in October, which delayed the ramp-up of that circuit. We will restart the ramp-up of this circuit in November.”

“We were pleased to have worked through the outage and the restart of the new zinc plant in Mooresboro and we move into the fourth quarter with expectations, based on recent results, that we will be able to continue to increase the production rate. However, the amount and timing for such increases cannot be determined with any certainty at this time,” added Hensler.

Third Quarter Highlights

Compared to the same quarter last year:

  Zochem had a strong quarter, with pre-tax income increasing 69% compared to the prior year’s third quarter, reflecting the full integration of our zinc oxide business into a single location,
  INMETCO realized a 52% increase in pre-tax income before mark-to-market adjustments to hedge positions,
  Zinc product shipments, excluding sales of zinc calcine, decreased 19,679 tons, or 45%, to 24,053 tons for the quarter, reflecting the shutdown of operations and liquidation of inventory at the Monaca facility and the start of shipments from Mooresboro. Shipment of zinc calcine totaled 35,782 tons for this quarter.
  The LME zinc price averaged $1.05/lb for the third quarter of 2014 compared to $0.84/lb for the third quarter of 2013. The LME nickel price averaged $8.43/lb for the third quarter of 2014 compared to $6.31/lb for the third quarter of 2013. Zinc prices were hedged at $1.07/lb for the majority of the third quarter of 2014. Approximately 13,200 tons of zinc are hedged in the fourth quarter of 2014 at slightly over $1.05/lb.
  Net sales increased $1.4 million, or 1.3%, to $111.0 million, with higher LME zinc and nickel prices, a favorable change in noncash hedge charges and shipments of zinc calcine more than offsetting the decline in shipments of finished zinc products. Net sales of zinc metal were $17.2 million for the quarter reflecting the combination of brokered metal and Mooresboro production.
  Cost of sales were $104.2 million, or $1.4 million higher than the prior year quarter, as higher volume of total shipments of zinc products, including calcine, the higher LME zinc price and the startup of the Mooresboro facility were partially offset by the lower cost associated with the shutdown of the Monaca plant.
  Depreciation increased $3.4 million as higher amounts associated with the new zinc plant were partially offset by reduced depreciation of the Monaca facility. Interest expense, net of other income, increased $4.8 million, or $(0.05) per diluted share, reflecting reduced levels of capitalized interest and higher levels of debt.
  Cash used by operating activities was $5.1 million for the quarter ended September 30, 2014 and capital spending was $23.6 million for the quarter. Financing activities added $47.8 million during the quarter and cash on hand was $72.2 million at the end of the quarter. In addition, we had $2.4 million of unused availability under our various credit facilities as of September 30, 2014. We continue to believe we have adequate liquidity to meet the capital needs of the business and the ramp-up of the Mooresboro facility.

Shipments and Production Data

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2014	2013	2014	2013
Zinc production - tons	17,435	37,986	73,620	118,123
Zinc product shipments - tons	24,053	43,732	101,426	129,382
Zinc contained - tons	20,800	39,883	91,050	116,728
WOX/Calcine shipments - tons	35,782	_	73,933	_
Net sales realization
Zinc products - per lb	$1.13	$0.96	$1.05	$0.99
Zinc products -per lb zinc contained	$1.31	$1.05	$1.17	$1.10
EAF dust receipts - tons	156,605	157,067	447,289	469,362
Nickel remelt alloy shipments - tons	6,657	6,959	21,548	21,034
LME average zinc price - per lb	$1.05	$0.84	$0.97	$0.87
LME average nickel price - per lb	$8.43	$6.31	$7.81	$6.97

Business Outlook

On November 6, 2014, Shell Chemical LP exercised its option under the agreement between Shell and Horsehead Corporation to purchase the site of Horsehead Corporation’s facility located in Monaca, PA. No closing date has been established. Demolition of the Monaca site, undertaken pursuant to the agreement with Shell Chemical, continued during the third quarter. We expect demolition to continue through the end of this year and potentially into early next year before being completed. We incurred $2.3 million in unreimbursed expenses associated with the Monaca site during the third quarter. The majority of this expense was associated with the handling and transportation to our recycling plants of zinc-bearing raw materials and residues from the site so that the zinc can be recovered and used as feed for the Mooresboro facility. We expect the unreimbursed facility cost at Monaca to be noticeably less in the fourth quarter as we complete shipment of the final zinc-bearing materials.

During the third quarter, EAF dust tons processed increased by almost 12% compared with the second quarter of 2014 and EAF dust received increased by approximately 4% over the same period, as steel industry capacity utilization increased from 76.4 % to 78.8%. We expect to operate all of our waelz kilns through the fourth quarter of 2014. Given the level of production during the initial quarter of ramp-up of Mooresboro, the recycling operations produced more waelz oxide than was consumed in Mooresboro. The excess waelz oxide was converted to zinc calcine at the Palmerton facility and sold. We shipped nearly 36,000 tons of calcine during the third quarter which brings the total year-to-date calcine shipments to approximately 74,000 tons.

Zochem’s earnings before taxes for the quarter were $3.8 million, which increased 69% compared with the prior year’s third quarter due primarily to higher product margins and increased volume. Zochem’s strong third quarter was driven by an increase in shipments of 68% compared to the prior year’s third quarter. This marked the third consecutive quarter of earnings growth for Zochem. By the end of August, Zochem had fully ramped up all seven furnaces to full production consistent with our strategy to consolidate all of our zinc oxide production. Zinc oxide transactional premiums improved during the third quarter compared to the second quarter of 2014 although realized premiums declined between the quarters due to the lag effect of oxide prices caused by the rising LME zinc price between the quarters.

INMETCO’s earnings before taxes, excluding mark-to-market adjustments on hedges, were $3.8 million for the quarter, which is an increase of 52% versus the prior year’s quarter, due primarily to higher realized prices and cost reductions associated with the idling of the cadmium recovery facility in November 2013. INMETCO operated at full capacity despite the fact that tolling receipts were down 2% and total pig sales were down 4% compared with the prior year’s third quarter reflecting some softening in U.S. austenitic stainless steel production. Nickel price also contributed to the positive quarter at INMETCO as the price was up 33% over the third quarter of 2013. After a thorough inspection of the furnace condition, it was decided that the annual outage originally planned for the fourth quarter of 2014 will be postponed to early 2015.

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Monday, November 10, 2014, at 11:00 am EST to discuss its third quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: 1 (877) 261-8992
International: 1 (847) 619-6548

Confirmation Number: 3833 1580

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=875827&s=1&k=290511B5D488384755879F4A7418062D

A replay of the call will be available beginning at 1:30 pm EST on Monday, November 10, 2014, and ending on Monday, November 17, 2014, at 11:59 pm EST. Dial in instructions for the replay is as follows.

Dial-In Numbers:
United States: 1 (888) 843-7419
International: 1 (630) 652-3042
Access Code: 3833 1580#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq:ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem, a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels and metal prices, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net sales	$110,978	$109,591	$347,307	$338,309
Cost of sales (excluding depreciation and amortization)	104,206	102,755	320,281	305,196
Insurance claim income	-	-	-	2,450
Gross profit (excluding depreciation and amortization)	6,772	6,836	27,026	35,563
Depreciation and amortization	10,528	7,123	23,496	21,574
S G & A expenses	5,665	5,343	17,790	16,879
Loss from operations	(9,421)	(5,630)	(14,260)	(2,890)
Interest expense	8,968	487	12,502	2,007
Interest and other income	4,144	418	6,911	2,290
Loss before taxes	(14,245)	(5,699)	(19,851)	(2,607)
Income tax benefit	(7,235)	(2,184)	(8,450)	(1,092)
Net loss	$(7,010)	$ (3,515)	$(11,401)	$ (1,515)

Loss per diluted share	$ (0.14)	$ (0.08)	$ (0.23)	$ (0.03)

Weighted average diluted shares outstanding	50,715	44,109	50,670	44,077

Adjusted EBITDA (1)	$1,654	$ 3,491	$13,017	$ 22,457

Balance Sheet Items

	Sept 30, 2014	December 31, 2013
	(unaudited)
Cash and equivalents	$72,167	$136,327
Other current assets	125,614	139,826
Property, plant and equipment, net	806,043	708,250
Other assets	20,515	20,909
Total assets	$1,024,339	$1,005,312

Current liabilities	$134,059	$161,819
Long-term debt	408,337	354,768
Other long-term liabilities	43,933	43,831
Stockholders’ equity	438,010	444,894
Total liabilities and stockholders’ equity	$1,024,339	$1,005,312

Segment Information (unaudited)
Three months ended September 30, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$60,542	$36,174	$14,604	$(342)	$110,978
(Loss)income before income taxes	(15,174)	3,800	5,192	(8,063)	(14,245)

Three months ended September 30, 2013	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$78,572	$19,046	$12,228	$(255)	$109,591
(Loss)income before income taxes	(9,846)	2,244	1,960	(57)	(5,699)

Nine months ended September 30, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$198,632	$109,003	$40,810	$(1,138)	$347,307
(Loss)income before income taxes	(30,541)	10,596	10,553	(10,459)	(19,851)

Nine months ended September 30, 2013	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$238,888	$59,439	$41,222	$(1,240)	$338,309
(Loss)income before income taxes	(19,127)	6,381	11,005	(866)	(2,607)

(1) Adjusted EBITDA is a non-GAAP financial measure. Management uses Adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that Adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three months ended Sept 30,		Nine months ended Sept 30,
	2014	2013	2014	2013

Net loss	$(7,010)	$(3,515)	$(11,401)	$(1,515)
Non-cash hedge adjustments	(1,091)	1,184	(1,692)	986
Non-cash compensation expense	1,174	814	3,584	2,787
Severance and other - Monaca	464	-	1,889	-
Income tax benefit	(7,235)	(2,184)	(8,450)	(1,092)
Interest expense	8,968	487	12,502	2,007
Interest and other income	(4,144)	(418)	(6,911)	(2,290)
Depreciation and amortization	10,528	7,123	23,496	21,574
Adjusted EBITDA	$1,654	$3,491	$13,017	$22,457

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, 724-773-9000
Vice President & CFO